CAMPBELL REPORTS FOURTH-QUARTER FISCAL 2022 RESULTS
PROVIDES FULL-YEAR FISCAL 2023 GUIDANCE

For the fourth quarter:
•Net Sales and Organic Net Sales increased 6% to $2.0 billion.
•Earnings Before Interest and Taxes (EBIT) decreased to $170 million. Adjusted EBIT increased 5% to $269 million.
•Earnings Per Share (EPS) from Continuing Operations decreased to $0.32. Adjusted EPS increased 8% to $0.56.

For the full year:
•Net Sales increased 1% and Organic Net Sales increased 2% to $8.6 billion.
•EBIT decreased to $1.2 billion. Adjusted EBIT decreased 4% to $1.3 billion.
•EPS from Continuing Operations of $2.51. Adjusted EPS of $2.85 compared to $2.86 in the prior year.

CAMDEN, N.J., Sept. 1, 2022—Campbell Soup Company (NYSE:CPB) today reported results for its fourth-quarter and full-year fiscal 2022.

Continuing Operations	Three Months Ended			Twelve Months Ended
($ in millions, except per share)	July 31, 2022	August 1, 2021	% Change	July 31, 2022	August 1, 2021	% Change
Net Sales
As Reported (GAAP)	$1,987	$1,873	6%	$8,562	$8,476	1%
Organic			6%			2%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$170	$411	(59)%	$1,163	$1,545	(25)%
Adjusted	$269	$256	5%	$1,297	$1,356	(4)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.32	$0.95	(66)%	$2.51	$3.30	(24)%
Adjusted	$0.56	$0.52	8%	$2.85	$2.86	—%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release. Prior-year results are adjusted to reflect the exclusion of unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges.

CEO Comments
“I'm proud of our team for delivering full-year adjusted EPS at the high end of our original fiscal year 2022 guidance range, despite the volatile environment,” said Mark Clouse, Campbell’s President and CEO. “During fiscal 2022, we demonstrated a significant step up in execution across the company with improved supply chain performance and effective revenue management to counter inflation. Our solid foundation and momentum will serve us well in fiscal 2023 as we continue to make progress on unlocking Campbell's full growth potential.”

Items Impacting Comparability for Continuing Operations
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Twelve Months Ended
	July 31, 2022	August 1, 2021	July 31, 2022	August 1, 2021
As Reported (GAAP)	$0.32	$0.95	$2.51	$3.30

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.04	$0.03	$0.08	$0.13

Pension and postretirement adjustments	$0.08	$(0.41)	$0.11	$(0.51)

Commodity mark-to-market adjustments	$0.13	$(0.03)	$0.15	$(0.12)

Loss on debt extinguishment	$—	$—	$0.01	$—

Deferred tax charge	$—	$—	$—	$0.06

Gains associated with divestiture	$—	$(0.01)	$—	$(0.01)

Adjusted*	$0.56	$0.52	$2.85	$2.86
*Numbers may not add due to rounding.

Fourth-Quarter Results from Continuing Operations
Net sales in the quarter, both as reported and organic, increased 6% versus the prior year to $2.0 billion. The impact of inflation-driven pricing and sales allowances of 14% more than offset volume declines of 4% and increased promotional spending of 3%.

Gross margin decreased to $571 million from $587 million in the prior year. As a percent of sales, gross margin was 28.7% compared to 31.3% in the prior year. Excluding items impacting comparability, adjusted gross margin increased to $622 million from $578 million. Excluding items impacting comparability, adjusted gross margin percentage increased 40 basis points to 31.3% due to the mitigation of on-going inflation with pricing actions, supply chain productivity improvements and cost savings initiatives, partially offset by increased promotional spending and unfavorable volume / mix.

Marketing and selling expenses increased 2% to $179 million and represented approximately 9% of net sales, as planned. The increase was driven by higher selling expenses, partially offset by lower advertising and consumer promotion expense.

Administrative expenses increased 12% to $163 million. Excluding items impacting comparability, adjusted administrative expenses increased by 10% to $153 million driven by higher incentive compensation costs, higher benefit-related costs and inflation.

Other expenses were $31 million compared to other income of $168 million in the prior year. Excluding items impacting comparability, adjusted other income declined to $1 million compared to $14 million in the prior year primarily due to lower pension and postretirement benefit income.

As reported EBIT decreased to $170 million from $411 million in the prior year. Excluding items impacting comparability, adjusted EBIT increased 5% compared to the prior year to $269 million primarily due to higher adjusted gross margin, partially offset by higher adjusted administrative expenses and lower adjusted other income.

Net interest expense was $45 million compared to $47 million in the prior year primarily due to lower levels of debt in the current year. The tax rate was 23.2% compared to 20.9% in the prior year. Excluding items impacting comparability, the adjusted tax rate was 24.1% compared to 23.9% in the prior year.

As reported EPS from continuing operations, which includes pension and postretirement actuarial gains and losses, decreased to $0.32 per share compared to $0.95 per share in the prior year. Excluding items impacting comparability, adjusted EPS from continuing operations increased $0.04, or 8%, compared to the prior year to $0.56 primarily reflecting the increase in adjusted EBIT and lower net interest expense.

Full-Year Results from Continuing Operations
Net sales for the year increased 1% versus the prior year to $8.6 billion. Organic net sales, which exclude the impact from the sale of the Plum baby food and snacks business, increased 2% as inflation-driven pricing and sales allowances were partially offset by volume declines and increased promotional spending. Volume declined primarily due to supply constraints due to labor and materials availability and price elasticities.

As reported EBIT decreased 25% compared to the prior year to $1.2 billion. Excluding items impacting comparability, adjusted EBIT decreased 4% to $1.3 billion compared to the prior year, reflecting lower adjusted gross margin, lower adjusted other income and higher adjusted administrative expenses, partially offset by lower adjusted marketing and selling expenses.

Net interest expense was $188 million compared to $209 million in the prior year. Excluding items impacting comparability in the current year, adjusted net interest expense decreased 12% from $209 million in the prior year to $184 million reflecting lower levels of debt in the current year. The tax rate was 22.4% compared to 24.6% in the prior year. Excluding items impacting comparability, the adjusted tax rate decreased 150-basis points to 22.6% compared to 24.1% in the prior year primarily due to state tax law changes.

As reported EPS from continuing operations of $2.51 per share compared to $3.30 per share in the prior year. Excluding items impacting comparability, adjusted EPS from continuing operations of $2.85 per share, compared to $2.86 per share in the prior year, primarily reflecting the decrease in adjusted EBIT, mostly offset by lower adjusted net interest expense, a lower adjusted tax rate and the benefit of lower weighted average diluted shares outstanding.

Cash flows from operations increased from $1,035 million in the prior year to $1,181 million primarily due to changes in working capital, partially offset by lower cash earnings. Capital expenditures were $242 million compared to $275 million in the prior year. In line with the company’s commitment to return value to its shareholders, the company paid $451 million of cash dividends and repurchased approximately 3.8 million shares of its common stock at an aggregate cost of $167 million. At the end of the fourth quarter, the company had approximately $375 million remaining under the current $500 million strategic share repurchase program and approximately $172 million under its $250 million anti-dilutive share repurchase program.

Cost Savings Program from Continuing Operations
Through the fourth quarter, Campbell has achieved $850 million of total savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies. Campbell remains on track to deliver savings of $1 billion by the end of fiscal 2025.

Full-Year Fiscal 2023 Guidance
Following a strong finish to fiscal 2022, Campbell is providing full-year fiscal 2023 guidance reflecting the expectation for continued elevated consumer demand for its brand portfolio. With previous pricing actions fully reflected on shelf, and elasticities expected to be slightly above fiscal 2022 levels, the company expects sales growth in both divisions. The company expects improved supply chain execution and disciplined investment in its brands to drive further share recovery. Productivity improvements and cost savings initiatives will continue to play an important role in mitigating inflation, which is expected to remain elevated. Although the company's pension plans continue to be well-funded, given the sharp increase in interest rates and decline in the market value of plan assets, the company expects pension and postretirement income to decline in fiscal 2023. The company's guidance includes an estimated pre-tax headwind of approximately $35 million, or $0.09 per share, in fiscal 2023 related to lower pension and postretirement benefit income, representing approximately 3% of both adjusted EBIT and adjusted EPS growth.

The full-year fiscal 2023 guidance is set forth in the table below:

Continuing Operations	FY2022 Results	FY2023 Guidance
($ in millions, except per share)
Net Sales	$8,562	+4% to +6%
Organic Net Sales		+4% to +6%

Adjusted EBIT	$1,297*	+1% to +5%

Adjusted EPS	$2.85*	0% to +4%
$2.85 to $2.95

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for fiscal 2023 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended July 31, 2022
	($ in millions)
	Meals & Beverages	Snacks	Total*
Net Sales, as Reported	$935	$1,052	$1,987

Volume and Mix	(6)%	(3)%	(4)%
Price and Sales Allowances	14%	13%	14%
Promotional Spending	(1)%	(4)%	(3)%
Organic Net Sales	7%	6%	6%
Currency	(1)%	—%	—%
Divestiture	—%	—%	—%
% Change vs. Prior Year	6%	6%	6%

Segment Operating Earnings	$161	$141
% Change vs. Prior Year	18%	3%

*Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Twelve Months Ended July 31, 2022
	($ in millions)
	Meals & Beverages*	Snacks*	Total*
Net Sales, as Reported	$4,607	$3,955	$8,562

Volume and Mix	(6)%	(6)%	(6)%
Price and Sales Allowances	8%	8%	8%
Promotional Spending	(2)%	—%	(1)%
Organic Net Sales	1%	3%	2%
Divestiture	(1)%	—%	(1)%
% Change vs. Prior Year	—%	3%	1%

Segment Operating Earnings	$874	$517
% Change vs. Prior Year	(5)%	1%

*Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter increased 6%. Organic net sales, which exclude the impact of currency, increased 7% driven by increases in U.S. soup and gains in foodservice and Prego pasta sauces. Inflation-driven pricing and sales allowances were partially offset by volume declines and increased promotional spending. Sales of U.S. soup increased 6% due to gains in ready-to-serve soups and condensed soups, partially offset by declines in broth.

Operating earnings from Meals & Beverages in the quarter increased 18% primarily due to higher gross margin and lower marketing and selling expenses, partially offset by higher administrative expenses. Gross margin percentage improved reflecting the mitigation of on-going inflation with pricing actions and supply chain productivity improvements. Lower volume and unfavorable mix, as well as higher levels of promotional spending, pressured gross margin percentage.

Snacks
Net sales in the quarter, both reported and organic, increased 6%, driven by sales of power brands which were up 9%. Snacks sales increased due to increases in salty snacks, primarily Kettle Brand and Cape Cod potato chips, as well as in cookies and crackers, primarily Goldfish crackers. Inflation-driven pricing and sales allowances were partially offset by increased promotional spending and volume declines.

Operating earnings from Snacks in the quarter increased 3% primarily due to higher gross margin, partially offset by higher marketing and selling expenses and higher administrative expenses. Gross margin percentage was relatively flat reflecting the mitigation of on-going inflation with pricing actions, supply chain productivity improvements and cost savings initiatives, partially offset by higher levels of promotional spending, lower volume and unfavorable mix.

Corporate
Corporate expense was $127 million in the fourth quarter of fiscal 2022 compared to income of $137 million in the prior year. Corporate expense in the fourth quarter of fiscal 2022 included unrealized mark-to-market losses on outstanding undesignated commodity hedges of $51 million, pension and postretirement actuarial losses of $32 million and costs of $11 million related to cost savings initiatives. Corporate income in the fourth quarter of fiscal 2021 included pension and postretirement actuarial gains of $165 million, unrealized mark-to-market gains on outstanding undesignated commodity hedges of $11 million, a loss on divestiture of $11 million and costs of $10 million related to cost savings initiatives. After factoring in these items, the remaining Corporate expense of $33 million this quarter increased from $18 million in the prior year primarily due to lower pension and postretirement benefit income.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 210-3346. Participants calling from outside the U.S. may dial in using phone number +1 (646) 960-0253. The conference access code is 2518868. In addition to dial-in, access to a live audio webcast of the call with accompanying slides, as well as a replay of the call, will be available at investor.campbellsoupcompany.com/events-and-presentations. A recording of the call will also be available until 11:59 p.m. ET on September 15, 2022, at +1 (647) 362-9199 or 800-770-2030. The access code for the replay is 2518868.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice. The segment also includes snacking products in foodservice and Canada. The segment included the Plum baby food and snacks business, which was sold on May 3, 2021.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*,

Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, Emerald nuts, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America.

About Campbell Soup Company
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted Campbell to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, Campbell generated fiscal 2022 net sales of nearly $8.6 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
rebecca_gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) impacts of, and associated responses to, the COVID-19 pandemic on our business, suppliers, customers, consumers and employees; (2) the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (4) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (5) the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; (6) disruptions in or inefficiencies to the company’s supply chain and/or operations, including the impacts of the COVID-19 pandemic; (7) the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; (8) the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; (9) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (10) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (11) changing inventory management practices by certain of the company’s key customers; (12) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (13) product quality and safety issues, including recalls and product liabilities; (14) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (15) the uncertainties of litigation and regulatory actions against the company; (16) the costs, disruption and diversion of management’s attention associated with activist investors; (17) a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; (18) impairment to goodwill or other intangible assets; (19) the company’s ability to protect its intellectual property rights; (20) increased liabilities and costs related to the company’s defined benefit pension plans; (21) the company’s ability to attract and retain key talent; (22) goals and initiatives related to, and the impacts of, climate change, including weather-related events; (23) negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; (24) unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, other pandemics or other calamities; and (25) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	July 31, 2022	August 1, 2021
Net sales	$1,987	$1,873
Costs and expenses
Cost of products sold	1,416	1,286
Marketing and selling expenses	179	175
Administrative expenses	163	146
Research and development expenses	23	23
Other expenses / (income)	31	(168)
Restructuring charges	5	—
Total costs and expenses	1,817	1,462
Earnings before interest and taxes	170	411
Interest, net	45	47
Earnings before taxes	125	364
Taxes on earnings	29	76
Earnings from continuing operations	96	288
Earnings from discontinued operations	—	—
Net earnings	96	288
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$96	$288
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$.32	$.95
Earnings from discontinued operations	—	—
Net earnings attributable to Campbell Soup Company	$.32	$.95
Weighted average shares outstanding - basic	300	303
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.32	$.95
Earnings from discontinued operations	—	—
Net earnings attributable to Campbell Soup Company	$.32	$.95
Weighted average shares outstanding - assuming dilution	302	304

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 31, 2022	August 1, 2021
Net sales	$8,562	$8,476
Costs and expenses
Cost of products sold	5,935	5,665
Marketing and selling expenses	734	817
Administrative expenses	617	598
Research and development expenses	87	84
Other expenses / (income)	21	(254)
Restructuring charges	5	21
Total costs and expenses	7,399	6,931
Earnings before interest and taxes	1,163	1,545
Interest, net	188	209
Earnings before taxes	975	1,336
Taxes on earnings	218	328
Earnings from continuing operations	757	1,008
Loss from discontinued operations	—	(6)
Net earnings	757	1,002
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$757	$1,002
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$2.51	$3.33
Loss from discontinued operations	—	(.02)
Net earnings attributable to Campbell Soup Company	$2.51	$3.31
Weighted average shares outstanding - basic	301	303
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$2.51	$3.30
Loss from discontinued operations	—	(.02)
Net earnings attributable to Campbell Soup Company*	$2.51	$3.29
Weighted average shares outstanding - assuming dilution	302	305
*The sum of individual per share amounts may not add due to rounding.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	July 31, 2022	August 1, 2021	Percent Change
Sales
Contributions:
Meals & Beverages	$935	$878	6%
Snacks	1,052	995	6%
Total sales	$1,987	$1,873	6%
Earnings
Contributions:
Meals & Beverages	$161	$137	18%
Snacks	141	137	3%
Total operating earnings	302	274	10%
Corporate income (expense)	(127)	137
Restructuring charges	(5)	—
Earnings before interest and taxes	170	411	(59)%
Interest, net	45	47
Taxes on earnings	29	76
Earnings from continuing operations	96	288	(67)%
Earnings from discontinued operations	—	—
Net earnings	96	288	(67)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$96	$288	(67)%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.32	$.95	(66)%
Earnings from discontinued operations	—	—
Net earnings attributable to Campbell Soup Company	$.32	$.95	(66)%
Beginning in fiscal 2022, the foodservice and Canadian business formerly included in the Snacks segment is now managed as part of the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	July 31, 2022	August 1, 2021	Percent Change
Sales
Contributions:
Meals & Beverages	$4,607	$4,621	—%
Snacks	3,955	3,855	3%
Total sales	$8,562	$8,476	1%
Earnings
Contributions:
Meals & Beverages	$874	$922	(5)%
Snacks	517	514	1%
Total operating earnings	1,391	1,436	(3)%
Corporate income (expense)	(223)	130
Restructuring charges	(5)	(21)
Earnings before interest and taxes	1,163	1,545	(25)%
Interest, net	188	209
Taxes on earnings	218	328
Earnings from continuing operations	757	1,008	(25)%
Loss from discontinued operations	—	(6)	n/m
Net earnings	757	1,002	(24)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$757	$1,002	(24)%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$2.51	$3.30	(24)%
Loss from discontinued operations	—	(.02)	n/m
Net earnings attributable to Campbell Soup Company*	$2.51	$3.29	(24)%
*The sum of individual per share amounts may not add due to rounding.
Beginning in fiscal 2022, the foodservice and Canadian business formerly included in the Snacks segment is now managed as part of the Meals & Beverages segment. Segment results have been adjusted retrospectively to reflect this change.
n/m - not meaningful

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	July 31, 2022	August 1, 2021
Current assets	$1,963	$1,695
Plant assets, net	2,343	2,370
Intangible assets, net	7,177	7,220
Other assets	409	449
Total assets	$11,892	$11,734
Current liabilities	$2,886	$1,814
Long-term debt	3,996	5,010
Other liabilities	1,677	1,756
Total equity	3,333	3,154
Total liabilities and equity	$11,892	$11,734
Total debt	$4,810	$5,058
Total cash and cash equivalents	$109	$69

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Twelve Months Ended
	July 31, 2022	August 1, 2021
Cash flows from operating activities:
Net earnings	$757	$1,002
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	5	21
Stock-based compensation	59	64
Pension and postretirement benefit income	(7)	(267)
Depreciation and amortization	337	317
Deferred income taxes	21	137
Net loss on sale of business	—	11
Loss on extinguishment of debt	4	—
Other	88	86
Changes in working capital, net of divestiture
Accounts receivable	48	(20)
Inventories	(314)	(77)
Prepaid assets	25	(28)
Accounts payable and accrued liabilities	200	(164)
Other	(42)	(47)
Net cash provided by operating activities	1,181	1,035
Cash flows from investing activities:
Purchases of plant assets	(242)	(275)
Purchases of route businesses	(1)	(2)
Sales of route businesses	2	10
Sale of business, net of cash divested	—	101
Other	11	8
Net cash used in investing activities	(230)	(158)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	1,173	320
Short-term repayments, including commercial paper	(997)	(580)
Long-term repayments	—	(921)
Dividends paid	(451)	(439)
Treasury stock purchases	(167)	(36)
Treasury stock issuances	3	2
Payments related to tax withholding for stock-based compensation	(18)	(15)
Payments related to extinguishment of debt	(453)	—
Net cash used in financing activities	(910)	(1,669)
Effect of exchange rate changes on cash	(1)	2
Net change in cash and cash equivalents	40	(790)
Cash and cash equivalents — beginning of period	69	859
Cash and cash equivalents — end of period	$109	$69

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended July 31, 2022
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; restructuring charges and related costs; actuarial gains or losses on pension and postretirement plans; gains or losses on the extinguishment of debt; gains or losses on divestitures; or impairment charges. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.

Beginning in fiscal 2022, the company added to the non-GAAP definition of Adjusted Net earnings the exclusion of unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges until such time that the related exposure impacts its operating results. Since these instruments are used to reduce the volatility of commodity price fluctuations in future periods, this adjustment was made to remove the volatility in current results to facilitate the comparison of the company's historical operating results and trends in its underlying operating results. Prior periods presented have been adjusted retrospectively to reflect this change.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	July 31, 2022			August 1, 2021	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$935	$5	$940	$878	6%	7%
Snacks	1,052	—	1,052	995	6%	6%
Total Net Sales	$1,987	$5	$1,992	$1,873	6%	6%

Twelve Months Ended
	July 31, 2022			August 1, 2021			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$4,607	$(2)	$4,605	$4,621	$(68)	$4,553	—%	1%
Snacks	3,955	—	3,955	3,855	—	3,855	3%	3%
Total Net Sales	$8,562	$(2)	$8,560	$8,476	$(68)	$8,408	1%	2%
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of restructuring charges and related costs, actuarial gains or losses on pension and postretirement plans, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, losses on the extinguishment of debt, a deferred tax charge related to a legal entity reorganization, and gains or losses on divestitures. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.

The following items impacted Earnings from continuing operations:
(1)The company has implemented several cost savings initiatives in recent years.
In the fourth quarter of fiscal 2022, the company recorded Restructuring charges of $5 million and implementation costs and other related costs of $10 million in Administrative expenses and $1 million in Marketing and selling expenses (aggregate impact of $12 million after tax, or $.04 per share) related to these initiatives. In the fourth quarter of fiscal 2021, the company recorded implementation costs and other related costs of $7 million in Administrative expenses, $2 million in Cost of products sold, and $1 million in Marketing and selling expenses (aggregate impact of $8 million after tax, or $.03 per share) related to these initiatives. In fiscal 2022, the company recorded Restructuring charges of $5 million and implementation costs and other related costs of $20 million in Administrative expenses, $5 million in Cost of products sold and $1 million in Marketing and selling expenses (aggregate impact of $24 million after tax, or $.08 per share) related to these initiatives. In fiscal 2021, the company recorded Restructuring charges of $21 million and implementation costs and other related costs of $28 million in Administrative expenses, $3 million in Cost of products sold, and $1 million in Marketing and selling expenses (aggregate impact of $40 million after tax, or $.13 per share) related to these initiatives.
(2)In the fourth quarter of fiscal 2022, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $32 million ($24 million after tax, or $.08 per share). In the fourth quarter of fiscal 2021, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $165 million ($126 million after tax, or $.41 per share). In fiscal 2022, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $44 million ($33 million after tax, or $.11 per share). In fiscal 2021, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $203 million ($155 million after tax, or $.51 per share).
(3)In the fourth quarter of fiscal 2022, the company recognized losses in Cost of products sold of $51 million ($38 million after tax, or $.13 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the fourth quarter of fiscal 2021, the company recognized gains in Cost of products sold of $11 million ($8 million after tax, or $.03 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2022, the company recognized losses in Cost of products sold of $59 million ($44 million after tax, or $.15 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2021, the company recognized gains in Cost of products sold of $50 million ($38 million after tax, or $.12 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(4)In fiscal 2022, the company recorded a loss in Interest expense of $4 million ($3 million after tax, or $.01 per share) on the extinguishment of debt.
(5)In fiscal 2021, the company recorded a $19 million ($.06 per share) deferred tax charge in connection with a legal entity reorganization as part of the continued integration of Snyder's-Lance, Inc.
(6)In the fourth quarter of fiscal 2021, the company recorded a loss in Other expenses / (income) of $11 million (and a gain of $3 million after tax, or $.01 per share) on the sale of its Plum baby food and snacks business.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	July 31, 2022			August 1, 2021
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$571	$51	$622	$587	$(9)	$578	8%
Gross margin percentage	28.7%		31.3%	31.3%		30.9%	40 pts

Marketing and selling expenses	$179	$(1)	$178	$175	$(1)	$174	2%
Administrative expenses	$163	$(10)	$153	$146	$(7)	$139	10%
Other expenses / (income)	$31	$(32)	$(1)	$(168)	$154	$(14)
Restructuring charges	$5	$(5)	$—	$—	$—	$—

Earnings before interest and taxes	$170	$99	$269	$411	$(155)	$256	5%
Interest, net	45	—	45	47	—	47	(4)%
Earnings before taxes	$125	$99	$224	$364	$(155)	$209
Taxes	29	25	54	76	(26)	50
Effective income tax rate	23.2%		24.1%	20.9%		23.9%	20 pts
Earnings from continuing operations	$96	$74	$170	$288	$(129)	$159	7%
Earnings from discontinued operations	—	—	—	—	—	—
Net earnings attributable to Campbell Soup Company	$96	$74	$170	$288	$(129)	$159	7%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.32	$.25	$.56	$.95	$(.42)	$.52	8%
Diluted earnings per share - discontinued operations	—	—	—	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company*	$.32	$.25	$.56	$.95	$(.42)	$.52	8%
(a)See following tables for additional information.
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	July 31, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross margin	$—	$—	$51	$51
Marketing and selling expenses	(1)	—	—	(1)
Administrative expenses	(10)	—	—	(10)
Other expenses / (income)	—	(32)	—	(32)
Restructuring charges	(5)	—	—	(5)
Earnings before interest and taxes	$16	$32	$51	$99
Interest, net	—	—	—	—
Earnings before taxes	$16	$32	$51	$99
Taxes	4	8	13	25
Earnings from continuing operations	$12	$24	$38	$74
Earnings from discontinued operations	—	—	—	—
Net earnings attributable to Campbell Soup Company	$12	$24	$38	$74
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.04	$.08	$.13	$.25
Diluted earnings per share - discontinued operations	—	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company	$.04	$.08	$.13	$.25

	Three Months Ended
	August 1, 2021
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Divestiture (6)	Adjustments
Gross margin	$2	$—	$(11)	$—	$(9)
Marketing and selling expenses	(1)	—	—	—	(1)
Administrative expenses	(7)	—	—	—	(7)
Other expenses / (income)	—	165	—	(11)	154
Earnings before interest and taxes	$10	$(165)	$(11)	$11	$(155)
Interest, net	—	—	—	—	—
Earnings before taxes	$10	$(165)	$(11)	$11	$(155)
Taxes	2	(39)	(3)	14	(26)
Earnings from continuing operations	$8	$(126)	$(8)	$(3)	$(129)
Earnings from discontinued operations	—	—	—	—	—
Net earnings attributable to Campbell Soup Company	$8	$(126)	$(8)	$(3)	$(129)
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.03	$(.41)	$(.03)	$(.01)	$(.42)
Diluted earnings per share - discontinued operations	—	—	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company	$.03	$(.41)	$(.03)	$(.01)	$(.42)

	Twelve Months Ended
	July 31, 2022			August 1, 2021
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$2,627	$64	$2,691	$2,811	$(47)	$2,764	(3)%
Gross margin percentage	30.7%		31.4%	33.2%		32.6%	(120) pts

Marketing and selling expenses	$734	$(1)	$733	$817	$(1)	$816	(10)%
Administrative expenses	$617	$(20)	$597	$598	$(28)	$570	5%
Other expenses / (income)	$21	$(44)	$(23)	$(254)	$192	$(62)
Restructuring charges	$5	$(5)	$—	$21	$(21)	$—

Earnings before interest and taxes	$1,163	$134	$1,297	$1,545	$(189)	$1,356	(4)%
Interest, net	188	(4)	184	209	—	209	(12)%
Earnings before taxes	$975	$138	$1,113	$1,336	$(189)	$1,147
Taxes	218	34	252	328	(52)	276
Effective income tax rate	22.4%		22.6%	24.6%		24.1%	(150) pts
Earnings from continuing operations	$757	$104	$861	$1,008	$(137)	$871	(1)%
Loss from discontinued operations	—	—	—	(6)	—	(6)	n/m
Net earnings attributable to Campbell Soup Company	$757	$104	$861	$1,002	$(137)	$865	—%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$2.51	$.34	$2.85	$3.30	$(.45)	$2.86	—%
Diluted loss per share - discontinued operations	—	—	—	(.02)	—	(.02)	n/m
Diluted net earnings per share attributable to Campbell Soup Company*	$2.51	$.34	$2.85	$3.29	$(.45)	$2.84	—%
(a)See following tables for additional information.
*The sum of individual per share amounts may not add due to rounding.
n/m - not meaningful

	Twelve Months Ended
	July 31, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Loss on debt extinguishment (4)	Adjustments
Gross margin	$5	$—	$59	$—	$64
Marketing and selling expenses	(1)	—	—	—	(1)
Administrative expenses	(20)	—	—	—	(20)
Other expenses / (income)	—	(44)	—	—	(44)
Restructuring charges	(5)	—	—	—	(5)
Earnings before interest and taxes	$31	$44	$59	$—	$134
Interest, net	—	—	—	(4)	(4)
Earnings before taxes	$31	$44	$59	$4	$138
Taxes	7	11	15	1	34
Earnings from continuing operations	$24	$33	$44	$3	$104
Earnings from discontinued operations	—	—	—	—	—
Net earnings attributable to Campbell Soup Company	$24	$33	$44	$3	$104
Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.08	$.11	$.15	$.01	$.34
Diluted earnings per share - discontinued operations	—	—	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company*	$.08	$.11	$.15	$.01	$.34
*The sum of individual per share amounts may not add due to rounding.

	Twelve Months Ended
	August 1, 2021
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Deferred tax charge (5)	Divestiture (6)	Adjustments
Gross margin	$3	$—	$(50)	$—	$—	$(47)
Marketing and selling expenses	(1)	—	—	—	—	(1)
Administrative expenses	(28)	—	—	—	—	(28)
Other expenses / (income)	—	203	—	—	(11)	192
Restructuring charges	(21)	—	—	—	—	(21)
Earnings before interest and taxes	$53	$(203)	$(50)	$—	$11	$(189)
Interest, net	—	—	—	—	—	—
Earnings before taxes	$53	$(203)	$(50)	$—	$11	$(189)
Taxes	13	(48)	(12)	(19)	14	(52)
Earnings from continuing operations	$40	$(155)	$(38)	$19	$(3)	$(137)
Loss from discontinued operations	—	—	—	—	—	—
Net earnings attributable to Campbell Soup Company	$40	$(155)	$(38)	$19	$(3)	$(137)
Diluted earnings per share - continuing operations attributable to Campbell Soup Company	$.13	$(.51)	$(.12)	$.06	$(.01)	$(.45)
Diluted loss per share - discontinued operations	—	—	—	—	—	—
Diluted net earnings per share attributable to Campbell Soup Company	$.13	$(.51)	$(.12)	$.06	$(.01)	$(.45)